Exhibit 99.(g)(2)

Form of

Amendment to ALPS ETF Custodian Agreement

This Amendment to ALPS ETF Custodian Agreement (this “Amendment”), dated                     , 2009, between ALPS ETF Trust, a Delaware statutory trust (the “Trust”), and The Bank of New York Mellon (the “Custodian”).

WHEREAS, the Trust and the Custodian have entered into an ALPS ETF Custody Agreement dated March 26, 2008 (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Effective as of                 , 2009, Schedule II of the Agreement is hereby deleted in its entirety and replaced with a new Schedule II attached hereto.

2.             Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST		THE BANK OF NEW YORK MELLON

By:		By:
Name:	Thomas A. Carter	Name:
Title:	President	Title:

SCHEDULE II

SERIES

Cohen & Steers Global Realty Majors ETF

ALPS Equal Sector Weight ETF